                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             Filed by Registrant [X]
                   Filed by a Party other than Registrant [ ]

                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                         [X] Definitive Proxy Statement
                     [ ] Definitive Additional Materials [ ]
             Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                                     14a-12

                              ANDERSEN GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

        (1) Tile of each class of securities to which transaction applied:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[  ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                                               ANDERSEN GROUP


--------------------------------------------------------------------------------

                                                  Notice of

                                                  Annual Meeting

                                                  and

                                                  Proxy Statement

                                                  1999















                                                  The  annual   meeting  of  the
                                                  stockholders    of    Andersen
                                                  Group,  Inc.  will  be held on
                                                  Tuesday,   June  22,  1999  at
                                                  11:15     a.m.,     at     the
                                                  headquarters  of the  Company,
                                                  515  Madison   Avenue,   Suite
                                                  2000, New York, New York

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ANDERSEN  GROUP,  INC. 515 Madison  Avenue,  Suite 2000, New York, New York
10022
 --------------------------------------------------------
  Notice of
Annual Meeting
of Stockholders
To Be Held June 22, 1999
--------------------------------------------------------

To the Stockholders of Andersen  Group,  Inc.:
NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Andersen Group, Inc. (the "Company") will be held on Tuesday, June 22, 1999 at 11:15 a.m., at the headquarters of the Company, 515 Madison Avenue, Suite 2000, New York, New York, for the following purposes: 1. To elect a Board of Directors for the ensuing year; 2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Holders of record of outstanding shares of the Common Stock, $.01 par value, of the Company (the "Common Stock") at the close of business on May 7, 1999 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Prior to the actual voting thereof, a proxy may be revoked by the person executing such proxy by filing with the Secretary of the Company an instrument of revocation, by a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. By Order of the Board of Directors /s/ Francis E. Baker Francis E. Baker Chairman and Secretary New York, New York May 19,1999 YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

 ANDERSEN  GROUP,  INC.  515  Madison
Avenue, Suite 2000, New York,  New York  10022

       ----------------------------------------------------
           Proxy Statement Annual Meeting of Stockholders
       ----------------------------------------------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Andersen Group, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Proxies are being solicited from the holders of the Andersen Group, Inc. Common Stock, $.01 par value (the "Common Stock"). THE ANNUAL MEETING Time and Place; Purposes The Annual Meeting will be held on Tuesday, June 22, 1999 at 11:15 a.m., at the headquarters of the Company, 515 Madison Avenue, Suite 2000, New York, New York. At the Annual Meeting, stockholders will be asked to consider and vote upon (i) the election of directors for the ensuing year (the "Election of Directors"); and (ii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The date of this Proxy Statement is May 19, 1999. The Proxy Statement and the related form of Proxy are first being mailed to holders of the Common Stock on or about May 19, 1999. Proxies received by the Company in the proper form will be voted at the Annual Meeting and at any adjournment or postponement thereof, as specified therein by the stockholders executing such proxies. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted FOR the Election of Directors and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting. Voting Rights; Votes Required For Approval The Board has fixed the close of business on May 7, 1999 (the "Record Date") as the date for the determination of holders of the Common Stock entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of such shares, at the close of business on the Record Date, are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 1,932,503 shares of Common Stock outstanding. The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock is entitled to one vote on the proposal set forth herein. Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the stockholders present at the Annual Meeting, count their votes and count the votes represented by proxies presented. The Election of Directors requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting. A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting either by filing with the Secretary of the Company, Andersen Group, Inc., 515 Madison Avenue, Suite 2000, New York, New York 10022, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual
Meeting. The cost of the solicitation of proxies by the Board from the stockholders will be borne by the Company. Proxies may be solicited by additional mailings or communications, personal interviews, telephone and telegram by the directors, officers, and employees of the Company, at no additional compensation. Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to beneficial owners of each share of Common Stock. The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means, a copy of the Company's Annual Report on Form 10-K for its fiscal year ended February 28, 1999, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests should be directed by mail to Francis E. Baker, Secretary, Andersen Group, Inc., 515 Madison Avenue, Suite 2000, New York, NY 10022 or by phoning the Company at (212) 826-8942.

     BOARD  MEETINGS  AND  COMMITTEES  OF THE BOARD

     During the fiscal year ended February 28, 1999, the Board of Directors held four regular meetings. All of the directors attended at least seventy-five percent (75%) of the aggregate of the meetings of the Board and of the meetings of the committees of the Board on which each served. The Board has an Executive Committee comprised of Messrs. Grace, Jr. (Chairman), Baker and John S. Grace. The responsibilities of the Executive Committee include selection of potential nominees for director and the recommendation of nominees to the full Board, monitoring the Company's management resources, structure, succession planning, development and performance of key executives and review and recommendation of new business opportunities to the entire Board. There were no meetings of the Executive Committee during the fiscal year ended February 28, 1999. The Board does not have a Nominating Committee. The Executive Committee considers the qualifications of persons to be recommended to the Board and stockholders for election as directors of the Company. Such recommendations must be accompanied by appropriate background information and documentation. The Board has an Audit Committee comprised of Messrs. Lubrano (Chairman), Pinto and John S. Grace. The Committee is primarily concerned with the effectiveness of the audits of the Company by the Company's independent certified public accountants. Among other things, its duties include: recommending the selection of independent certified public accountants; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; reviewing the organization and scope of the Company's internal system of financial controls; evaluating the Company's financial reporting activities (including its Proxy Statement and Annual Report on Form 10-K) and the accounting standards and principles followed by the Company; and examining other reviews covering compliance by employees with important Company policies. There were two meetings of the Audit Committee during the fiscal year ended February 28, 1999. The Board has a Compensation Committee comprised of Messrs. Pinto (Chairman) and Lubrano, each of whom is an independent, non-employee director. This Committee reviews and recommends executive compensation, including changes therein, and administers the Company's stock option plans. There was one meeting of the Compensation Committee during the fiscal year ended February 28, 1999. The Board also has a Pension Committee. This Committee is presently comprised of Messrs. Baker (Chairman) and Grace, Jr. This Committee monitors the administration of the Company's and its subsidiary's qualified retirement plans to ensure investment management is consistent with the Committee's objectives. There was one meeting of the Pension Committee during the fiscal year ended February 28, 1999. The Board also has an Independent Committee comprised of Messrs. Baker (Chairman), Lubrano and Pinto. This Committee considers and reviews any and all transactions with affiliates of the Company. There were no meetings of the Independent Committee during the fiscal year ended February 28, 1999.

 ELECTION OF DIRECTORS

     Six directors are to be elected at the Annual Meeting for a term of one year and until their successors shall be elected and qualified. Unless authority is withheld, it is intended that votes will be cast pursuant to the enclosed proxy for the election of the six nominees set forth below. Each of the nominees is presently a member of the Board and has agreed to serve as a director if so elected. In the event that any of the nominees should become unable or unwilling to serve as a director, a contingency which management has no reason to expect, it is intended, except when authority has been withheld, that the proxy will be voted FOR the election of such person, if any, as shall be designated by the Board.

The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

Photo of Oliver R. Grace,
Jr. OLIVER R. GRACE, JR., age 45, has been a Director of the Company since 1986, President and Chief Executive Officer since 1997, and was Chairman from 1990 to 1997. He has also been President and a Director of AG Investors, Inc., one of the Company's subsidiaries, since 1992 and a Director of the Company's wholly owned subsidiary, The J. M. Ney Company, since February 1997. Mr. Grace, Jr. is a General Partner of The Anglo American Security Fund L.P. and Republic Automotive Parts, Inc. Mr. Grace, Jr. is the brother of Director John S. Grace.

Photo of Francis E. Baker FRANCIS E. BAKER, age 69, has been Chairman and Secretary of the Company since 1997, a Director since 1959, and President and Chief Executive Officer of the Company from 1959 to 1997. Mr. Baker also serves as a Director of The J.M. Ney Company, the Company's principal subsidiary and as a Director of Connecticut Water Services, Inc. Photo of Peter N. Bennett PETER
N. BENNETT, age 62, has been a Director of the Company since 1992. He is a private investor and financial consultant.


Photo of John S. Grace JOHN S. GRACE, age 41, has been a Director of the Company since 1990. He is the Chairman of Sterling Grace Corporation, a General Partner of The Anglo American Security Fund L.P and a Director of Annaly Mortgage Management, Inc. Mr. Grace has been an employee of AG Investors, Inc., one of the Company's subsidiaries, since 1992. John S. Grace is the brother of Oliver R. Grace, Jr.

Photo of Louis A. Lubrano LOUIS A. LUBRANO, age 65, has been a Director of the Company since 1983. Mr. Lubrano is currently with Herzog, Heine, Geduld,
Inc., members of the New York Stock Exchange. Mr. Lubrano was formerly a Managing Director of Stires and Company, Inc. from 1991 to 1996, and also serves as a Director of Graham Field Health Products, Inc., a manufacturer and distributor of medical products.

     Photo of James J. Pinto JAMES J. PINTO, age 48, has been a Director of the Company since 1988. He is currently President of the Private Finance Group Corp., a merchant and venture capital firm, a position he has held since 1990. Mr. Pinto also serves as a Director of Bristol Hotels and Resorts, Inc., Empire of Carolina, Inc. and National Capital Management Corporation.

                             EXECUTIVE COMPENSATION

        The following information is provided regarding the annual and long-term compensation paid or to be paid to the Chief Executive Officer and the three other most highly compensated executive officers of the Company with respect to the fiscal years 1999, 1998, and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                                                    Compensation
                                                                                  -----------------
                                               Annual Compensation                     Awards
                                     ----------------------------------------     -----------------
                                                                                     Securities
                                                                                     Underlying           All Other
             Name and                  Fiscal       Salary(1)       Bonus         Options/SARs(2)      Compensation(3)
        Principal Position              Year
                                                      ($)           ($)                 (#)                  ($)
                                        ----          ----                ----                 --- --------------------------------

Oliver R. Grace, Jr............          1999         85,000          -                  -                  2,550
President and Chief Executive            1998         85,000         50,000(4)           -                  1,665
Officer                                  1997         85,000         25,000(4)            7,500             2,363

Francis E. Baker...............          1999        120,000         15,000              20,000                -
Chairman and Secretary                   1998         75,000         75,000              -                    875
                                         1997        161,542         25,000(5)           10,000(6)          2,888

Ronald N. Cerny...............           1999        164,808          TBD(7)              5,000             4,987
President, The J.M. Ney Company          1998        155,000         40,000              -                  2,673
                                         1997        131,923         42,200               5,000             2,554

Andrew M. O'Shea............             1999        112,209          TBD(7)                 -              4,283
Chief Financial Officer,  The J.         1998        104,904         31,000                  -              2,301
M. Ney Company                           1997        100,056         11,000              10,000               444
------------

     (1) Includes amounts of compensation deferred by the employee pursuant to the Company's 401(k) plan. (2) During fiscal years 1998 and 1997, Messrs. Cerny and O'Shea received options to acquire shares of The J. M. Ney Company. These grants are excluded from this table. (3) Consists of contributions made by the Company in respect of its 401(k) plan and The J. M. Ney Company Profit Sharing Plan. During fiscal years 1999 and 1998, there were no contributions made to The J.M. Ney Company Profit Sharing Plan. For 1997, contributions in respect of The
J. M. Ney Company Profit Sharing Plan were $275, $549, and $502 for Messrs. Grace, Jr., Baker, and Cerny, respectively. Contributions by the Company in respect of its 401(k) plan for fiscal years 1999, 1998, and 1997, respectively, were: $2,550, $1,665, and $2,363 for Mr. Grace, Jr.; $0, $875, and $2,888 for
Mr. Baker;  $4,987,  $2,673,  and $2,554 for Mr. Cerny; and $4,283,  $2,301, and
$444 for Mr. O'Shea. (4) At Mr. Grace's election, all of his bonuses have been treated as deferred compensation and paid into the Company's Rabbi Trust for his benefit. (5) At Mr. Baker's election, this bonus was treated as deferred compensation and paid into the Company's Rabbi Trust for his benefit. (6) Mr. Baker's previous grant of 10,000 shares terminated when in 1997 he ceased to be an employee of the Company. (7) Bonus payments for fiscal year 1999 yet to be determined.


                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The  following  table  sets  forth  certain  information   relating  to
option/SAR  grants  pursuant to the  Company's  Incentive  Stock  Option Plan in fiscal year 1999 to the individuals named in the Summary Compensation Table.


                                    Number of        % of Total                                Potential Realizable
                                    Securities      Options/SARs    Exercise                     Value at Assumed
                                    Underlying       Granted to      or Base                      Annual Rates of
                                   Options/SARs     Employees in      Price     Expiration    Stock Price Appreciate
                                  Granted (#)(b)    Fiscal Year      ($/Sh)                         for Option Term
             Name                                                                  Date                (a)
       Oliver R. Grace, Jr......         -              -                -               -        -             -
         Francis E. Baker(c).......        20,000            54.1%        $6.25       03/05/08     $78,612      $199,218
         Ronald N. Cerny(d).......          5,000           13.5%        $6.25       03/05/03      $8,634       $19,078
         Andrew M. O'Shea......       -              -                -               -         -            -

     (a) The dollar amounts under these columns are the result of calculations at assumed 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. The total increase in value of all common shares outstanding based upon a 10-year option term and 5% and 10% appreciation assumptions above, would be $4,849,857 and $12,290,489, respectively. The total increase in value of all common shares outstanding, based upon a 5-year option term and 5% and 10% appreciation assumptions above, would be $2,130,605 and $4,708,080, respectively. The named executive officers would realize approximately 14.1% of the total shareholders' appreciation in value.

     (b) Represents Andersen Group, Inc. Stock Options granted pursuant to the Company's Incentive Stock Option Plan.

     (c) A Non-Qualified Stock Option was granted to Francis E. Baker for shares of Andersen Group, Inc. Common Stock in the amount of 20,000 shares at $6.25 per share. This grant replaced Mr. Baker's previously unexercised options which terminated on May 31, 1997, when he ceased to be an employee of the Company.

     (d) A Stock Option was granted to Ronald N. Cerny for shares of Andersen Group, Inc. Common Stock in the amount of 5,000 shares at $6.25 per share. The grant replaces Mr. Cerny's previously expired Stock Option for 5,000 shares.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth certain information with respect to options/SARs exercised during fiscal year 1999 by the individuals named in the Summary Compensation Table and unexercised options to purchase Andersen Group, Inc. Common Stock granted under the Incentive Stock Option Plan to the individuals named in the Summary Compensation Table.


                                                                                                Value of Unexercised
                                                                      Number of Securities          In-the-Money
                                                                     Underlying Unexercised       Options/SARs at
                                 Shares Acquired                     Options/SARs at Fiscal      Fiscal Year End($)
                                       On          Value Realized   Year End(#) Exercisable/        Exercisable/
                                  Exercise (#)
            Name                                        ($)              Unexercisable             Unexercisable
            -----                                       ----             --------------            -------------
       Oliver R. Grace, Jr........      -                -                    9,500/0                $15,469/$0
       Francis E. Baker...........      -                -                   20,000(1)                    $0/$0
       Ronald N. Cerny...........       2,000            -                    3,000/5,000(2)            $563/$0(2)
       Andrew M. O'Shea........         -                -                   10,000/0                 $1,875/$0

1. Mr. Baker's previously unexercised options terminated on May 31, 1997, when he ceased to be an employee of the Company. In March 1998, Mr. Baker was awarded a non-qualified stock option for 20,000 shares at a market price of $6.25 per share. Mr. Baker's unexercised stock options became exercisable March 5, 1999.

2. Mr. Cerny's unexercisable stock options became exercisable on March 5, 1999.

Board Compensation Committee Report on Executive Compensation

        As discussed earlier in this Proxy Statement under the heading "Board Meetings and Committees of the Board", the Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's senior executive officers. The Committee's determination on compensation of the Company's Chief Executive Officer and other executive officers is reviewed with and approved by the entire Board.

        The fiscal year 1999 base pay of each of the Company's executive officers was determined on the basis of the individual's responsibilities and performance and a comparison with salaries paid by competitors of the Company. The bonus component of executive compensation is directly related to corporate and business unit performance. The Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability in key positions that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and that support both the short-term and long-term goals of the Company. The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

        Compensation paid to the Company's executive officers for fiscal year 1999 consisted primarily of salary, bonus and contributions made by the Company in respect of its 401(k) Plan.

        For fiscal 1999, the Committee established the compensation of Oliver R. Grace, Jr., the President and Chief Executive Officer of the Company, using the same criteria used to determine compensation for other executive officers. Mr. Grace's fiscal 1999 base pay was based upon the Committee's overall assessment of Mr. Grace's performance and upon market data. The Committee kept Mr. Grace's salary at $85,000 which was the same as the prior two years.

        For fiscal 1999, the Committee  established the  compensation of Francis
E. Baker, the Company's Chairman and Secretary, using the same criteria used to determine compensation for other executive officers. As Chairman, Mr. Baker received a fee of $120,000 and a bonus of $15,000 based upon meeting certain objectives. In addition, in March 1998, the Committee granted Mr. Baker a non-qualified stock option to purchase 20,000 shares of the Company's Common Stock at a market price of $6.25 per share.

        It is the opinion of the Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and the interests of its stockholders and which offer competitive opportunities in the marketplace.

        Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance based are disallowed for publicly traded companies. The Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program within the meaning of
Section 162(m).

                              The foregoing  report has been approved
                              by all members of the  Compensation
                              Committee

                                                      James J. Pinto, Chairman
                                                      Louis A. Lubrano

Performance Graph

        The following graph compares the performance of the Company for the periods indicated with the performance of the National Association of Securities Dealers Automated Quotation ("NASDAQ") Composite Stock Index (the "NASDAQ Composite") and the performance of the NASDAQ Industrial Composite Stock Index (the "Peer Group"). The comparative five-year total returns assume a $100 investment made on February 28, 1994 with dividends reinvested. The stockholder return shown for Andersen Group, Inc. ("AGI") on the following graph is not necessarily indicative of future stock performance.

[GRAPHIC OMITTED]

                       Comparative Five-Year Total Returns

              Andersen Group, Inc., NASDAQ Composite and Peer Group
                 (Performance results through February 26, 1999)


                                    1994         1995         1996        1997         1998         1999
  -----------------------------------------------------------------------------------------------------------
  AGI                               $100.00      $70.59       $88.24       $129.41      $138.35     $94.12
  NASDAQ Composite                  $100.00      $99.09      $138.81       $165.17      $223.41    $288.71
  Peer Group                        $100.00      $93.09      $120.56       $131.38      $157.04    $156.22
  -----------------------------------------------------------------------------------------------------------

Pension Benefits

        The following table sets forth the estimated aggregate annual benefit payable upon retirement or at normal retirement age for each level of remuneration specified at the listed years of service in accordance with the Company's defined benefit plan. The pension benefits are based on calendar year earnings and are payable in the form of a life annuity. For calendar 1998, the maximum annual compensation limit for determining pension benefits was $160,000.

                               Pension Plan Table
                                Years of Service
                       ------------- ------------- ------------- ------------- ------------- -------------
Remuneration                 5             10          15             20            25            30
-------------           ------------ ------------- ------------- ------------- -------------  ------------
                              -----         -
 $100,000                   $ 4,900       $ 9,799       $14,699       $19,599       $24,498       $29,398
  125,000                     6,462        12,924        19,386        25,849        32,311        38,773
  150,000                     8,025        16,049        24,074        32,099        40,123        48,148
  160,000                    10,255        18,904        27,554        36,203        44,853        53,503

        An individual's pension benefits are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment) plus .50% of final average earnings in excess of covered compensation (covered compensation equals the average of the Social Security wage base for the individual based upon his/her age) multiplied by the employee's years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual's accrued pension benefit at December 31, 1993 calculated pursuant to (A) plus the individual's average compensation for the years since December 31, 1993 (average compensation equals the highest average annual earnings for the five consecutive years since December 31, 1993, up to a maximum of $160,000) multiplied by the percentages in (A), multiplied by the number of years of service since 12/31/93. Pension benefits payable upon retirement are increased by a late retirement factor due to the delay in receipt of benefits if the employee continues to work after attaining the age of 65.

        Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. For purposes of the Pension Plan Table, the amount used for covered compensation is the average of the covered compensation for each of the individuals named in the Summary Compensation Table. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes under the Table: Mr. Grace, Jr. 6 years; Mr. Cerny 5 years; and Mr. O'Shea 3 years. Mr. Baker's pension benefits have been computed in accordance with (B) of the above formula and have been enhanced by the late retirement factor pursuant to the Plan. The estimated aggregate annual benefit being paid to Mr. Baker from the Company's defined benefit pension plan is approximately $33,000.

Director Compensation

        Each non-employee director received a fee of $12,000 per year, and $500 plus a reimbursement of expenses for each Board meeting attended. All non-employee directors that serve as Chairpersons of committees of the Board received additional compensation of $2,000 per year. In addition, Mr. John S. Grace, an employee of one of the Company's subsidiaries, received a salary of $15,000 annually, plus $6,000 annually for fees and $500 plus reimbursement of expenses for each Board meeting attended.

Employment Agreements

        Mr. Cerny has an employment agreement which, among other things, provides for severance pay in the event of involuntary termination for other than cause. In such case, the Company, at its option, will provide Mr. Cerny with twelve months of notice or salary and fringe benefits or any combination thereof. In the event of a change in control of The J.M. Ney Company, the Company has agreed to provide Mr. Cerny with two years severance including fringe benefits.


Certain Relationships and Related Transactions

    Investment in Institute for Automated Systems

        The Company owns an investment in a joint venture, Treglos Investments, LTD ("Treglos"), which owns an investment in the Institute for Automated Systems ("IAS"), a Russian telecommunications company that has plans to develop a data transmission network throughout the Commonwealth of Independent States. At February 28, 1997 and 1998 the Company owned 50% of Treglos and Oliver R. Grace, Jr., the Company's President and Chief Executive Officer, and John S. Grace, a Director of the Company, each owned directly and indirectly approximately 22% of Treglos.

        In connection with the above referenced investment in Treglos, the Company and Messrs. Grace, Jr. and John S. Grace through entities they own or control made advances to Treglos or on behalf of Treglos to pay for certain expenses incurred in connection with Treglos' investment in IAS. In addition, during fiscal 1999, the Graces reimbursed the Company approximately $129,000 for their share of the advances made by the Company to or on behalf of Treglos during the year. At February 28, 1999 the Graces owed the Company approximately $12,563 for advances the Company made to or on behalf of Treglos during the fiscal year. The Graces promptly repaid such amount in March 1999. Because reimbursements of amounts advanced during fiscal 1999 occurred promptly, interest was not charged by the Company or the Graces for any of the advances made to or on behalf of Treglos. All advances made by the Company or the Graces to or on behalf of Treglos were converted into capital in Treglos on a pro rata basis such that all stockholders retained their respective ownership interests as reflected above.

    VSMPO

        During fiscal 1998, the Company purchased shares of the common stock of Avisma, a Russian titanium producer, for approximately $2,000,000, for its own account and on behalf of certain members of the Company's Board of Directors. Avisma was subsequently merged into VSMPO, a Russian titanium processing company. The Company's portion of the investment is $1,225,000. Shares owned by Messrs. Oliver R. Grace, Jr., Francis E. Baker, John S. Grace and James J. Pinto are being held by the Company for administrative convenience.

    Other

        Francis E. Baker, the Company's Chairman and Secretary, is indebted to the Company in the amount of $223,487. Mr. Baker purchased the Company's interest in a split dollar life insurance policy, insuring Mr. Baker's life, and for which the Company was the beneficiary, in exchange for Mr. Baker's non-interest bearing promissory note in the principal amount of $223,487, due December 2000. The note is secured by a pledge of shares of the Company's Common Stock owned by Mr. Baker that had a market value of approximately $200,000 at February 28, 1999. The consideration paid approximated the cash surrender value of the policy and equaled the Company's book value at the date of the transaction.

        Peter R. Barker, the Company's Vice President and Chief Financial Officer effective January 11, 1999, is indebted to the Company in the aggregate amount of $250,000 in the form of a two-year promissory note due January 2001 with interest payable quarterly at 7%, and a $50,000 demand note. Such liabilities were incurred in connection with the sale to Mr. Barker of 62,500 shares of the Company's Common Stock. Mr. Barker was also granted an Incentive Stock Option to purchase 10,000 shares of the Company's Common Stock at a price of $6.4375 per share.


Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock ("Insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Insiders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 1999 all filing requirements applicable to its directors, officers and persons who own more than ten percent of the Company's Common Stock were satisfied.

                       PRINCIPAL STOCKHOLDERS AND SECURITY
                     OWNERSHIP OF MANAGEMENT OF THE COMPANY

        The following table sets forth information regarding the beneficial ownership of Common Stock, as of April 16, 1999 by each director, by each named executive officer of the Company described in "Executive Compensation", by persons who beneficially own 5% or more of the outstanding shares of Common Stock, and by all directors and executive officers of the Company as a group. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. It does not constitute an admission of beneficial ownership for any other purpose.

                                                        Amount and Nature of
  Name and Address of Beneficial Owner                  Beneficial Ownership           Percent of Class
                                                      Preferred       Common       Preferred       Common

  Francis  E. Baker(1)..............................    0         208,044          0            10.7
     8356 Sego Lane
     Vero Beach, Florida
  Estate of Oliver R. Grace, Sr.(2)..............       0         156,360          0             8.1
     c/o Lorraine G. Grace, Executrix
     49 Cove Neck Road
     Oyster Bay, New York
  Lorraine G. Grace(3)..............................    0         184,844          0             9.5
     49 Cove Neck Road
     Oyster Bay, New York
  Oliver R. Grace, Jr. (4)...........................   6,000     257,578        2.3            12.4
     55 Brookville Road
     Glen Head, New York
  John S. Grace(5)..................................    22,571    130,063        8.8             6.4
     55 Brookville Road
     Glen Head, New York
  Peter N. Bennett(6)...............................    85,150   168,065        33.2            8.0
      6 Batersea High St.
      London SW11 3RA, England
  The Bank of Butterfield(7).......................    16,863    331,675        6.6            16.9
      Rose Bank Centre
      14 Bermudiana Road
      Hamilton, Bermuda
  First United Securities Limited(8).............      0         136,731          0             7.1
      Exchange House
      P.O. Box 16, 54-58 Athol Street
      Douglas, Isle of Man
 Louis A. Lubrano(9)...............................    0           8,000          0           (13)
 James J. Pinto(10).................................   0          53,515          0             2.8
 Ronald N. Cerny(11)..............................     0          10,884          0           (13)
 Andrew M. O'Shea(12)...........................       0          12,901          0           (13)
  Alldirectors and executive  officers as a group (3 (Preferred)  and 9 (Common)
     persons including certain of the above-
     named individuals)............................   113,721     859,203        44.4           37.0


(1) Francis E. Baker has beneficial ownership of an aggregate of 208,044 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount 125,001 shares are owned directly. The figure set forth in the table includes 58,900 shares of Common Stock with respect to which Mr. Baker has shared voting power as co-trustee under the Oliver R. Grace Grandchildren Trust U/R dated December 27, 1976 and 4,143 shares which such Trust owns by virtue of its ability to convert $67,000 principal amount of the Company's 10.5% Convertible Subordinated Debentures due 2007 (the "Debentures") to Common Stock within a 60-day period. Mr. Baker also holds a stock option to acquire an additional 20,000 shares of Common Stock which may be issued to him within a 60-day period. Mr. Baker disclaims beneficial ownership of such shares held in trust. In addition to the shares reported in the table, Mr. Baker is the settlor of four irrevocable trusts dated March 31, 1970 created for the benefit of certain of his children. Fleet National Bank acts as trustee under each of these trusts, which hold an aggregate of 63,506 shares of Common Stock. Mr. Baker does not exercise any control over these four trusts and disclaims beneficial ownership.
(2) The Estate of Oliver R. Grace, Sr., c/o Lorraine G. Grace, Executrix, has direct beneficial ownership of an aggregate of 156,360 shares of Common Stock and no shares of Preferred Stock.
(3) Lorraine G. Grace has beneficial ownership of 184,844 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 13,638 shares are held by Mrs. Grace directly; 2,475 shares are held by Mrs. Grace, as trustee of a trust for the benefit of her children; 12,371 shares are held by virtue of the ability of Mrs. Grace to convert $200,000 principal amount of the Debentures to Common Stock within a 60-day period; and 156,360 shares are held by virtue of Mrs. Grace's appointment as executrix of the Estate of Oliver R. Grace, Sr. Lorraine
        G. Grace is the mother of Directors Oliver R. Grace, Jr. and John S. Grace.
(4) Oliver R. Grace, Jr. has beneficial ownership of an aggregate of 257,578 shares of Common Stock and 6,000 shares of Preferred Stock. Of the Common Stock amount, 45,980 shares are held by Oliver R. Grace, Jr. directly, including 36,680 shares by virtue of Mr. Grace's ability to convert $593,000 principal amount of the Debentures to Common Stock within a 60-day period; 11,610 shares are held by virtue of Mr. Grace's ability, as custodian for the benefit of his children, to convert 6,000 shares of the Company's Preferred Stock to Common Stock within a 60-day period; 6,665 shares are held by Carolyn Grace, the spouse of Oliver R. Grace, Jr., of which 6,185 shares are held by Mrs. Grace by virtue of her ability to convert $100,000 principal amount of the Debentures to Common Stock within a 60-day period; 52,267 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which Oliver R. Grace, Jr. is a general partner) to convert $845,000 principal amount of the Debentures to Common Stock within a 60-day period; 37,000 shares are held by a corporation owned by members of Mr. Grace's family and 94,556 shares are held in an individual retirement account for the benefit of Mr. Grace. Mr. Grace, Jr. also holds stock options to acquire an additional 9,500 shares of Common Stock which may be issued to him within a 60-day period. Oliver R. Grace, Jr. disclaims beneficial ownership of all shares owned by his spouse, by him as trustee for the benefit of family members, by his children, and by The Anglo American Security Fund, L.P. described herein.
(5) John S. Grace has beneficial ownership of 130,063 shares of Common Stock and 22,571 shares of Preferred Stock. Of the Common Stock amount, 17,396 shares are owned by John S. Grace directly, including 1,546 shares held by virtue of Mr. Grace's ability to convert $25,000 principal amount of the Debentures to Common Stock within a 60-day period; 52,267 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which John S. Grace is a general partner) to convert $845,000 principal amount of the Debentures to Common Stock within a 60-day period; 1,670 shares are held by virtue of the ability of Florida & Asia Consulting, Inc. (Lola Grace, the spouse of John S. Grace, is the sole stockholder of Florida & Asia Consulting, Inc.) to convert $27,000 principal amount of the Debentures to Common Stock within a 60-day period; 43,675 shares are held by virtue of the ability of Sterling Grace Capital Management, L.P. (John S. Grace is Chairman of Sterling Grace Corporation, the general partner of Sterling Grace Capital Management, L.P.) to convert 22,571 shares of the Preferred Stock to Common Stock within a 60-day period and 9,055 shares are held in an individual retirement account for Mr. Grace's benefit. Mr. Grace also holds stock options to acquire an additional 6,000 shares of Common Stock. John S. Grace disclaims beneficial ownership of all shares held by trustees for the benefit of members of his family and The Anglo American Security Fund L.P.
(6) Peter N. Bennett has beneficial ownership of 168,065 shares of Common Stock and 85,150 shares of Preferred Stock. Of the Common Stock amount, 300 shares of Common Stock are owned directly. The figure set forth in the table includes shares held by virtue of the ability of Mr. Bennett to convert 85,150 shares of the Preferred Stock to 164,765 shares of Common Stock within a 60-day period. Also included in the figure set forth in the table are 3,000 shares of Common Stock which may be issued to Mr. Bennett within 60 days hereof upon the exercise of his existing exercisable stock option.
(7) The Bank of Butterfield (the "Bank") has beneficial ownership of an aggregate 331,675 shares of Common Stock and 16,863 shares of Preferred Stock as trustee of various trusts. Of the Common Stock amount 32,630 shares are held by virtue of the Bank's ability, as trustee, to convert 16,863 shares of the Preferred Stock to Common Stock within a 60-day period.
(8) First United Securities Limited ("FUSL") has beneficial ownership of an aggregate of 136,731 shares of Common Stock, as trustee of various trusts, and no shares of Preferred Stock. Of the Common Stock amount 10,021 shares are held by virtue of the ability of FUSL to convert $162,000 principal amount of the Debentures to Common Stock within a 60-day period.
(9) Louis A. Lubrano has beneficial ownership of 8,000 shares of Common Stock and no shares of Preferred Stock. Mr. Lubrano's ownership is represented by stock options to acquire 8,000 shares of Common Stock within a 60-day period.
(10) James J. Pinto has beneficial ownership of 53,515 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 45,515 shares are held directly. Also included in the figure set forth in the table are stock options to acquire 8,000 shares of Common Stock within a 60-day period.
(11) Ronald N. Cerny has beneficial ownership of 10,884 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 2,000 shares are held directly and 884 shares are held in the Company's 401(k) Plan. Also included in the figure set forth in the table are stock options to acquire 8,000 shares of Common Stock within a 60-day period.
(12) Andrew M. O'Shea has beneficial ownership of 12,901 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 1,000 shares are held directly, 901 shares are held in the Company's 401(k) Plan and 1,000 shares are held by Moira L. O'Shea, the spouse of Andrew M. O'Shea. Also included in the figure set forth in the table are stock options to acquire 10,000 shares of Common Stock within a 60-day period.
(13)     Represents less than one percent (1%) of the Common Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP is the Company's independent accounting firm and has been since December 1997.

In December 1997, the Company's former auditors, KPMG Peat Marwick, City Place II, Hartford, CT 06103, were dismissed by the Company for the fiscal year ended February 28, 1997. KPMG Peat Marwick rendered an unqualified opinion with respect to the Company's consolidated financial statements for all years covered by reports filed during that period. The dismissal of KPMG Peat Marwick was approved by the Audit Committee of the Company's Board of Directors.

During the fiscal year ended February 28 1997, and the interim period through December 23, 1997, there were no disagreements with KPMG Peat Marwick on any matter of accounting principles or procedures, financial statements disclosures or auditing scope or procedures.

Effective December 23, 1997, upon the recommendation of the Audit Committee of the Company's Board of Directors, the firm of Deloitte & Touche, LLP, City Place, Hartford, CT 06103 was retained to perform an examination on and render an opinion with respect to the Company's consolidated financial statements as of and for the year ending February 28, 1998. During the past two fiscal years the Company has not consulted with Deloitte & Touche regarding the application of accounting principles or the type of audit opinion that might be rendered on the Company's financial statements. Furthermore, no written report or oral advice was provided by Deloitte & Touche that was an important factor in reaching a decision as to an accountant, auditor or financial report issue. Deloitte & Touche was not consulted on any matter which would be viewed as being the subject of a disagreement or reportable event.

Representatives of Deloitte & Touche will not be present at the Annual Meeting.

                              STOCKHOLDER PROPOSALS

        No  Stockholder  proposals  were  received by the Company  during Fiscal
1999.

        In order to be considered for inclusion in the Proxy Statement relating to the 2000 Annual Meeting of Stockholders, any proposal by a record holder of Common Stock, or a record holder of the Preferred Stock pursuant to the Preferred Stock Terms, must be received by the Company at its principal offices on or before December 1, 1999. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended. Any such proposals which are to be presented to the 2000 Annual Meeting of Stockholders but are not to be included in the Proxy Statement for such meeting must be received by the Company at its principal offices on or before April 4, 2000.

                                  OTHER MATTERS

        As of the date of this Proxy Statement, the Board and Management do not intend to present and have not been informed that any other person intends to present any matter for action at the Annual Meeting other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

                       By Order of the Board of Directors

                                            /s/  Francis E. Baker
                                            Francis E. Baker
                                            Chairman and Secretary

                                 REVOCABLE PROXY
                              ANDERSEN GROUP, INC.

        PLEASE MARK VOTES
        AS IN THIS EXAMPLE   [ X ]

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 22, 1999 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANDERSEN GROUP, INC. (the "Company")

     The undersigned hereby appoints Francis E. Baker, Louis A. Lubrano, and Oliver R. Grace, Jr. as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the Company's Common Stock, $.01 par value, (the "Common Stock"), held of record by the undersigned on May 7, 1999 at the Annual Meeting of Stockholders to be held on June 22, 1999 or any adjournment thereof.

     1. The  Election of  Directors  (except as marked to the  contrary  below):
Francis E. Baker, Peter N. Bennett,  John S. Grace,  Oliver R. Grace, Jr., Louis
A.  Lubrano,  and  James  J.  Pinto.  [ ] For [ ]  Withhold  [ ] For All  Except
Instruction: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


     2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

  The directors recommend a vote FOR Item 1 as proposed.

   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

  Please be sure to sign and date                     Date: ___________________

  this Proxy in the box below.

  -----------------------------             -------------------------------

     Stockholder Sign Above Co-holder (if any) sign above Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     Detach above card, sign, date and mail in postage paid envelope provided.

                              ANDERSEN GROUP, INC.
                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
                                        C
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